UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2017

Novelion Therapeutics Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 250, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dr. John Orloff

On May 31, 2017, the Board of Directors (the “Board”) of Novelion Therapeutics Inc. (the “Company”) appointed John J. Orloff, M.D. to serve as a director with his term to begin on July 1, 2017.  Upon the effectiveness of Dr. Orloff’s appointment, the number of members of the Board will be increased from nine to ten.  The Board has not named Dr. Orloff to any committees of the Board.   Dr. Orloff has also notified the Company that, on June 2, 2017, he will resign as the Company’s Executive Vice President, Head of Research and Development to pursue other opportunities.

Dr. Orloff, 60, had served as the Company’s Executive Vice President, Head of Research and Development since joining the Company following its acquisition of Aegerion Pharmaceuticals, Inc., where Dr. Orloff had been Executive Vice President, Research and Development since November 2016. Dr. Orloff previously served as Executive Vice President, Global Head of Research and Development and Chief Scientific Officer of Baxalta, Inc. (“Baxalta”) from July 2015 to June 2016. Dr. Orloff served as Global Head of R&D for Baxter BioSciences (“Baxter”) from July 2014 to June 2015, prior to Baxter’s spinout of Baxalta. Prior to Baxter, he served as senior vice president, global head of clinical development at Merck Serono Pharmaceuticals from January 2014 to May 2014. Between 2003 and 2013, Dr. Orloff held a series of positions at Novartis Pharma AG, including senior vice president and chief medical officer. Dr. Orloff completed his internal medicine residency at University of Pittsburgh Medical Center and his endocrinology and metabolism fellowship at Yale University School of Medicine, where he also spent seven years on the faculty. He holds an M.D. from University of Vermont College of Medicine and a B.A. from Dartmouth College.  The Board has concluded that Dr. Orloff is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives derived from his extensive experience in the biopharmaceutical industry, including as an executive officer of the Company, as well as his scientific background.

There is no arrangement or understanding pursuant to which Dr. Orloff was appointed as a director. In connection with his employment as the Company’s Executive Vice President, Head of Research and Development, Dr. Orloff received an annual base salary of $600,000, was eligible to receive an annual cash bonus of up to 45% of his base salary, which he will not be eligible to receive for 2017 given the time of his resignation, and equity awards exercisable for up to 247,780 of the Company’s common shares, which will cease vesting upon his resignation.

As a director, Dr. Orloff will participate in the standard compensation plan for non-employee directors, under which he will be eligible to receive a $40,000 annual retainer (which will be prorated for 2017) for his service as a director.  In addition, Dr. Orloff will be eligible for stock option and other equity awards as a non-employee director, as approved by the Board, upon the recommendation of the Compensation Committee of the Board. In connection with his appointment, Dr. Orloff will receive a stock option to purchase 9,600 of the Company’s common shares upon his appointment date of July 1, 2017, which will vest in equal monthly installments over 36 months, beginning one month after the grant date.

Item 8.01.  Other Events.

On June 1, 2017, the Company issued a press release announcing Dr. Orloff’s appointment to the Board and resignation as an officer of the Company, as described further under Item 5.02 above.  A copy of the press release is attached as Exhibit 99.1.

During his tenure as Executive Vice President, Head of Research and Development, Dr. Orloff outlined plans to prioritize the Company’s research and development programs and build a pipeline for potential growth.  As a Board member, Dr. Orloff will continue to provide guidance to the Company’s management team regarding the Company’s scientific strategy and clinical program development.   In the second half of 2017, Novelion plans to provide an update on development programs for metreleptin and zuretinol.

The Company recently held a meeting with the U.S. Food and Drug Administration (“FDA”), which provided a clear regulatory path for the clinical development of zuretinol.  Also, Novelion’s subsidiary received feedback from the FDA that a prospective placebo-controlled study will be required to support a marketing application in the U.S. for the use of metreleptin to treat a subset of the partial lipodystrophy indication. The Company is evaluating next steps and expects to announce its plans later this year.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated June 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novelion Therapeutics Inc.

By:	/s/ Benjamin Harshbarger
Name:	Benjamin Harshbarger
Title:	General Counsel

Date:  June 1, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated June 1, 2017.